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                                                               EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

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
                                       Quarter Ended                 Six Months Ended
                                          June 30,                       June 30,
                                  ------------------------      ------------------------
                                    1994           1993           1994           1993
                                  ----------    ----------      ----------    ----------
Net Income ($000)                    $25,906       $15,091         $33,458       $27,610

Weighted Average Common
  Shares Outstanding              69,935,085    69,715,709      69,919,177    69,697,899

Earnings Per Share                     $0.37         $0.22           $0.48         $0.40

Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Primary Basis     70,236,072    70,066,450      70,263,026    70,058,442

Primary Earnings Per Share             $0.37         $0.22           $0.48         $0.39

Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Fully
  Diluted Basis                   70,239,987    70,066,450      70,263,026    70,058,442

Fully Diluted Earnings Per Share       $0.37         $0.22           $0.48         $0.39
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